EXHIBIT 10.28

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT dated as of April 9, 2007 between PERFORMANCE ENHANCEMENT PARTNERS, LLC (‘‘Consultant’’), a Florida limited liability company having its place of business at                                                                                                                                        , and MOVIE STAR, INC., a New York corporation having its principal office at 1115 Broadway, New York, New York 10010 (‘‘Company’’).

WHEREAS, the Company desires to retain Consultant to provide the Company with the personal services of Peter G. Cole (‘‘Cole’’) to (i) facilitate the timely and successful completion of the transactions contemplated by the Agreement and Plan of Merger (‘‘Merger Agreement’’), dated as of December 18, 2006, by and among the Company, Fred Merger Corp. and FOH Holdings, Inc. (‘‘FOH’’), and (ii) serve as the Executive Chairman of the Company following the closing of the transactions contemplated by the Merger Agreement (the ‘‘Merger’’); and

WHEREAS, the Consultant is willing to provide such services to the Company upon the terms and conditions hereinafter set forth.

IT IS AGREED:

1.    Services.

1.1    General.

(a)    During the Pre-Merger Term (as defined herein), Consultant shall provide the Company with the personal services of Cole to act as the lead member of the Board of Directors of the Company. The Company and Consultant acknowledge that Cole’s primary functions and duties as lead director shall be to facilitate the timely and successful completion of the Merger.

(b)    During the Post-Merger Term (as defined herein), Consultant shall provide the Company with the personal services of Cole to serve as the Executive Chairman of the Company. All of Cole’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors. The Board may assign to Cole such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director, as are consistent with Cole’s status as Executive Chairman. The Company and Consultant acknowledge that Cole’s primary functions and duties as Executive Chairman shall be to: oversee post-Merger operations integration; lead strategic planning initiatives; instill best practices within a performance-based culture; when established, directly oversee holding company operating activities; and organize and lead board meetings.

1.2    Full-Time Position.    Consultant agrees to cause Cole to devote substantially all of his business time, energies and attention to the business and affairs of the Company in the performance of his duties hereunder. Consultant will not, without the prior written consent of the Company, during the term of this Agreement, be engaged in any other commercial activity whether or not pursued for gain, profit or other pecuniary advantage; provided, however, that Cole may continue to serve as a director of Previsor, Inc. Further, Cole agrees to devote substantially all of his business time, energies and attention to the business and affairs of the Consultant and the performance of Consultant’s obligations to the Company as hereinbefore described. Nothing herein shall be construed as preventing Cole from making and supervising personal investments, provided they will not interfere with the performance of his duties hereunder or violate the provisions of Section 5.4 hereof.

1.3    Location.    Consultant and Cole are based in                                  . Cole shall undertake such travel, within or outside the United States, as is reasonably necessary in the interests of the Company to fully perform his duties hereunder.

2.    Term.

2.1    The period referred to herein as the ‘‘Pre-Merger Term’’ commenced as of January 1, 2007 (‘‘Commencement Date’’) and shall continue until the closing date of the Merger, unless terminated earlier as hereinafter provided in this Agreement. The period referred to herein as the ‘‘Post-Merger Term’’ shall commence on the closing date of the Merger and shall continue until July 26, 2008, unless terminated earlier as hereinafter provided in this Agreement. The Company shall have the option to extend the Agreement for up to two additional six-month periods (each, an ‘‘Extension Period’’) by giving Consultant written notice of not less than ninety (90) days prior to the expiration of the Post-Merger Term or any such Extension Period. The period of the Pre-Merger Term, the Post-Merger Term and any Extension Period are collectively referred to herein as the ‘‘Term.’’

3.    Consulting Fees.

3.1    One-Time Engagement Fee.    Unless this Agreement is terminated earlier as provided herein, the Company shall issue to Consultant 100,000 shares of the Company’s common stock, $.01 par value (‘‘Common Stock’’) on the closing date of the Merger. The number of shares of Common Stock to be issued shall be determined as if such shares were issued immediately prior to the record date of any stock split effected by the Company on or before the closing date of the Merger.

3.2    Base Consulting Fee.    During the Term, the Company shall pay Consultant a consulting fee at the annual rate of $400,000 (‘‘Base Consulting Fee’’), payable in four equal quarterly installments in arrears, with the first payment to be made on or about April 1, 2007. As of the Commencement Date, the Base Consulting Fee shall be paid to Consultant in lieu of any director fees payable to Cole for services as a member of the Company’s Board of Directors.

3.3    Additional Consulting Fee.

(a)    For the year ending July 28, 2007 (which shall be the fiscal year end of the Company following the closing of the Merger), the Company shall pay Consultant such additional consulting fee, if any, as determined on a discretionary basis by the Board of Directors of the Company (with Cole not participating in the determination) based upon the recommendation of the Company’s Compensation Committee.

(b)    For the fiscal year ending July 26, 2008, the Company shall pay Consultant an additional consulting fee in accordance with the terms of a plan (‘‘Bonus Plan’’) intended to be adopted by the Company’s Compensation Committee following the closing of the Merger, but not later than September 30, 2007 (‘‘Bonus Plan Adoption Date’’). Such additional consulting fee shall not be less than $100,000 (‘‘Minimum Guarantee’’). If the Company elects to extend this Agreement for one or both Extension Periods, the Company shall pay Consultant an additional consulting fee for each Extension Period as provided in the Bonus Plan, with the Minimum Guarantee to be prorated for partial years.

(c)    Any amounts due under this Section 3.3 shall be payable to the Consultant within 90 days of the end of the applicable fiscal year in a cash lump-sum payment.

3.4    Options.

(a)    Post Merger Term Options.    As additional compensation for Consultant entering into this Agreement and agreeing to be bound by its terms and for the services to be rendered by Consultant hereunder, unless this Agreement is terminated earlier as provided herein, on the closing date of the Merger, the Company shall grant to Consultant a non-qualified option (‘‘Option’’) to purchase 275,000 shares of Common Stock under the Company’s 2000 Performance Equity Plan (‘‘Plan’’). The Option shall be evidenced by a Stock Option Agreement, dated the closing date of the Merger (‘‘Grant Date’’), in the form attached hereto as Exhibit A-1. The Option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date. Except as otherwise provided in the Stock Option Agreement, 75,000 shares will vest on the Grant Date, 100,000 shares will vest on January 3, 2008 and 100,000 shares will vest on July 26, 2008. The Option shall expire on the day immediately preceding the fifth anniversary of the Grant Date.

(b)    Extension Period Options.    If the Company elects to extend this Agreement for one or both Extension Periods, unless this Agreement is terminated earlier as provided herein, upon the commencement date of each Extension Period, the Company shall grant to Consultant a non-qualified option (each, an ‘‘Extension Option’’) to purchase 50,000 shares of Common Stock under the Plan. Each Extension Option shall be evidenced by a Stock Option Agreement, dated the commencement date of the relevant Extension Period (‘‘Extension Option Grant Date’’), in the form attached hereto as Exhibit A-2. Each Extension Option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock on each Extension Option Grant Date. Except as otherwise provided in the Stock Option Agreement, all 50,000 shares will vest on the six-month anniversary of the applicable Extension Option Grant Date. Each Extension Option shall expire on the day immediately preceding the fifth anniversary of the applicable Extension Option Grant Date.

3.5    Expenses.    The Company will pay or reimburse Consultant for all transportation, hotel and other expenses reasonably incurred by Consultant on business trips (including expenses reasonably incurred on business trips between Florida and the Company’s principal offices in New York) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by Consultant in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

4.    Termination.

4.1    Death.    If Cole dies during the Term, this Agreement shall immediately terminate and the Company shall pay to Consultant the amount set forth in Section 4.7(a).

4.2    Disability.    The Company, by written notice to Consultant, may terminate this Agreement if Cole shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for ninety (90) consecutive calendar days in any consecutive six calendar month period. Upon such termination, the Company shall pay to Consultant the amount set forth in Section 4.7(a).

4.3    By Company for ‘‘Cause’’.    The Company, by written notice to Consultant, may terminate this Agreement for ‘‘Cause.’’ As used herein, ‘‘Cause’’ shall mean: (a) if Consultant (i) cannot or will not provide the personal services of Cole to the Company as provided herein other than as a result of Cole’s death or disability; (ii) the refusal, or failure resulting from the lack of good faith efforts, by Cole to carry out specific directions of the Board which are of a material nature and consistent with his then current status with the Company; or (iii) the refusal, or failure resulting from the lack of good faith efforts, by Cole to perform a material part of his duties hereunder; (b) the commission by Consultant or Cole of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Consultant or Cole in its or his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates (‘‘dishonest’’ for these purposes shall mean Cole knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d) the conviction of Consultant or Cole of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no ‘‘Cause’’ for termination shall be deemed to exist with respect to the acts of Cole and/or Consultant described in clauses (a) or (b) above, unless the Company shall have given written notice to Consultant specifying the ‘‘Cause’’ with reasonable particularity and, within thirty (30) calendar days after such notice, Cole and/or Consultant shall not have cured or eliminated the problem or event giving rise to such ‘‘Cause;’’ provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for ‘‘Cause’’ without any additional notice from the Company. Upon such termination, the Company shall pay to Consultant the amount set forth in Section 4.7(b).

4.4    By Consultant for ‘‘Good Reason’’.    The Consultant, by written notice to the Company, may terminate this Agreement if a ‘‘Good Reason’’ exists. For purposes of this Agreement, ‘‘Good Reason’’ shall mean the occurrence of any of the following circumstances without Consultant’s or Cole’s prior express written consent: (a) a substantial and material breach of this Agreement by the Company; (b) a failure by the Company to make any payment to Consultant when due, unless the payment is not material and is being contested by the Company, in good faith; (c) a material and adverse change in Consultant’s compensation described in Section 3 of this Agreement with which Consultant disagrees; or (d) if during the Post-Merger Term or an Extension Period, there is a ‘‘change of control’’ of the Company as defined below. For purposes of this Agreement, ‘‘change in control’’ shall mean (i) the acquisition by any ‘‘person’’ (as defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (‘‘Exchange Act’’)), other than a shareholder of the Company that, as of the closing date of the Merger, is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the outstanding voting securities of the Company, of more than 50% of the combined voting power of the then outstanding voting securities of the Company or (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to New York law by the shareholders of the Company.     Notwithstanding the foregoing, ‘‘Good Reason’’ shall not be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Consultant shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or event giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Consultant. Upon such termination, the Company shall pay to Consultant the amount set forth in Section 4.7(c).

4.5    By Company Without ‘‘Cause’’.    During the Post-Merger Term and either Extension Period, the Company may terminate this Agreement without ‘‘Cause’’. Upon such termination, the Company shall pay to Consultant the amount set forth in Section 4.7(d).

4.6    Upon Termination of the Merger Agreement.    The Company may terminate this Agreement if the Merger Agreement is terminated. Upon such termination, the Company shall pay to Consultant the amount set forth in Section 4.7(e).

4.7    Effect of Termination.

(a)    Payment Upon Death or Disability.    Upon termination of this Agreement under Sections 4.1 or 4.2, the Company, Consultant and Cole shall be released from any further obligations hereunder except that the obligations of Consultant and Cole shall continue as set forth in Section 5 and the Company shall pay to Consultant (i) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through the date of termination, (ii) any additional consulting fee which would have become payable under Section 3.3 for the year in which this Agreement was terminated prorated by multiplying the full amount of the additional consulting fee by a fraction, the numerator of which is the number of ‘‘full calendar months’’ worked by Consultant during the year of termination and the denominator of which is 12 (a ‘‘full calendar month’’ is a month in which the Consultant worked at least two weeks), which additional consulting fee will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures, (iii) all earned and previously approved but unpaid additional consulting fees for any year prior to the year of termination and (iv) all valid expense reimbursements.

(b)    Payment Upon Termination by the Company For ‘‘Cause’’.    Upon termination of this Agreement under Section 4.3, the Company, Consultant and Cole shall be released from any further obligations hereunder except that the obligations of Consultant and Cole shall continue as set forth in Section 5 and the Company shall pay to Consultant (i) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through the date of termination and (ii) all valid expense reimbursements.

(c)    Payment Upon Termination by Consultant for ‘‘Good Reason’’.    Upon termination of this Agreement under Section 4.4, the Company, Consultant and Cole shall be released from any further obligations hereunder except that the obligations of Consultant and Cole shall continue as set forth in Section 5 and the Company shall pay Consultant as follows:

(i)    if termination occurs during the Pre-Merger Term, the Company shall pay Consultant (a) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through September 30, 2007, net of any additional consulting fee awarded and paid to Consultant for the fiscal year ending July 28, 2007 pursuant to Section 3.3(a) hereof, and (b) all valid expense reimbursements; or

(ii)    if termination occurs during the Post-Merger Term or an Extension Period, the Company shall pay Consultant (a) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through the end of the Post-Merger Term or the applicable Extension Period, as the case may be, (b) any additional consulting fee which would have become payable under Section 3.3 through the end of the Post-Merger Term or applicable Extension Period, as the case may be; (c) all earned and previously approved but unpaid additional consulting fees for any year prior to the year of termination and (d) all valid expense reimbursements. In addition, the Option or Extension Option, as the case may be, that has been granted and would otherwise have vested shall immediately vest upon such termination.

(d)    Payment Upon Termination by Company Without Cause.    Upon termination of this Agreement under Section 4.5, the Company, Consultant and Cole shall be released from any further obligations hereunder except that the obligations of Consultant and Cole shall continue as set forth in Section 5 and the Company shall pay to Consultant (i) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through the end of the Post-Merger Term if termination occurs during the Post-Merger Term or through the end of an Extension Period if termination occurs during an Extension Period; (ii) any additional consulting fee which would have become payable under Section 3.3 through the end of the Post-Merger Term or applicable Extension Period, as the case may be; (iii) all earned and previously approved but unpaid additional consulting fees for any year prior to the year of termination and (iv) all valid expense reimbursements. In addition, the Option or Extension Option, as the case may be, that has been granted and would otherwise have vested shall immediately vest upon such termination.

(e)    Payment Upon Termination of the Merger Agreement.    Upon termination of this Agreement under Section 4.6, the Company, Consultant and Cole shall be released from any further obligations hereunder except that the obligations of Consultant and Cole shall continue as set forth in Section 5 and the Company shall pay to Consultant (i) the Base Consulting Fee due Consultant pursuant to Section 3.2 hereof through September 30, 2007, net of any additional consulting fee awarded and paid to Consultant for the fiscal year ending July 28, 2007 pursuant to Section 3.3(a) hereof, and (ii) all valid expense reimbursements.

5.    Protection of Confidential Information; Non-Competition.

5.1    Acknowledgement.    Consultant and Cole each acknowledge that:

(a)    In connection with performing services under this Agreement, Consultant and Cole have obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 5 as the ‘‘Company’’), including, without limitation, financial information, designs and other proprietary rights, trade secrets and ‘‘know-how,’’ customers and sources of supply (‘‘Confidential Information’’).

(b)    The Company will suffer substantial damage which will be difficult to compute if, during the term of this Agreement or thereafter, Consultant or Cole should divulge Confidential Information.

(c)    The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2    Confidentiality.    Each of Consultant and Cole agrees that it and he will not at any time, either during the of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by them as a result of the provision of services to the Company under this Agreement, except: (i) in the course of performing such duties hereunder; (ii) with the Company’s express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Consultant’s or Cole’s breach of any of their obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Consultant or Cole shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Consultant or Cole, as the case may be, promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Consultant or Cole, as the case may be, shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3    Documents.    Upon termination of this Agreement, Consultant and Cole will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which it or he may then possess or have under its or his control; provided, however, that Consultant shall be entitled to retain copies of such documents reasonably necessary to document its financial relationship (both past and future) with the Company.

5.4    Non-Competition; Non-Solicitation.    During the period commencing on the Commencement Date and ending on the date on which this Agreement is terminated, neither Consultant nor Cole, without the prior written permission of the Company, shall, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company (‘‘Competitive Business’’); (ii) engage in any Competitive Business for its or his own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company as of the date, or within the twelve months prior to the date, of the termination of this Agreement; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of the Company’s customers or other persons with whom the Company has a contractual relationship as of the date, or within the twelve months prior to the date, of the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude Consultant or Cole from investing it or his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in it or his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business.

5.5    Injunctive Relief.    If either Consultant or Cole commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2, 5.3 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Consultant and Cole that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6    Modification.    If any provision of this Section 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7    Survival.    The provisions of this Section 5 (excluding Section 5.4) shall survive the termination of this Agreement for any reason.

6.    Intellectual Property.    The Consultant hereby assigns to the Company any right, title, and interest he may have in any invention, discovery, improvement, or other intellectual property that the Consultant, alone or with others, develops as a result of performing consulting services for the Company under this Agreement. Any intellectual property assignable to the Company pursuant to the preceding sentence is hereinafter referred to as ‘‘Company Intellectual Property.’’ Upon the request of the Company, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. The Company will bear the entire cost of preparation of all patent or other applications and assignments, and the entire cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

7.    Representations.    Each of Consultant and Cole represents and warrants that Consultant and Cole have the right to enter into this Agreement and are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Consultant or Cole from performing their duties and obligations hereunder. Each of Consultant and Cole acknowledges that the Company’s willingness to engage Consultant is based upon the accuracy of the foregoing representation and warranties. Each of Consultant and Cole agrees that it and he shall indemnify the Company against all costs and expenses, including reasonable attorneys’ fees, incurred in the defense of any claims that would constitute a breach of Section 6 brought against the Company by a third party.

8.    Miscellaneous Provisions.

8.1    Independent Contractor.    Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

8.2    Taxes.    Consultant acknowledges the compensation provided in this Agreement is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security taxes or any other payroll taxes unless it is required by law to do so. All such income and self-employment taxes shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Consultant agrees to indemnify, defend and hold the Company harmless from and against any claim, demand, action, suit or proceeding that may be brought or had against the Company arising from the assessment of any withholding or employment taxes against the Company by the Internal Revenue Service or state or local taxing authority based on compensation paid to Consultant under this Agreement. Consultant further agrees to fully cooperate with the Company in defending any such claim, action, suit or proceeding, including, without limitation, producing evidence to substantiate that Consultant timely paid all income and employment taxes due on compensation paid to Consultant by the Company.

8.3    Notices.    All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 8.3. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Consultant or Cole:

With a copy to:

Menden & Freiman, LLP
Two Ravinia Drive
Suite 1200
Atlanta, Georgia 30346
Attn: George Menden, Esq.

If to the Company:

Movie Star, Inc.
1115 Broadway
New York, New York 10010
Attn: Thomas Rende

With a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.

8.4    Entire Agreement; Waiver.    This Agreement and the Stock Option Agreements set forth the entire agreement of the parties with respect to the subject matter hereof and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Stock Option Agreements may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

8.5    Governing Law.    All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

8.6    Binding Effect; Nonassignability.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Consultant or Cole, but shall inure to the benefit of and be binding upon Consultant and Cole and their respective successors, heirs and legal representatives.

8.7    Severability.    Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PERFORMANCE ENHANCEMENT PARTNERS, LLC
By: /s/ Peter G. Cole Peter G. Cole, Sole Member
MOVIE STAR, INC.
By: /s/ Thomas Rende Thomas Rende Chief Financial Officer

PETER G. COLE is a party to this Agreement and agrees to be bound to the terms and conditions thereof insofar as applicable to him.

/s/ Peter G. Cole Peter G. Cole, in his individual capacity